Exhibit 9.1

January 6, 2023

To Whom it May Concern:

We previously were the Independent Auditor for CWS Investments, Inc. and, under the date of March 24, 2022, we reported on the consolidated financial statements of CWS Investments, Inc. On December 22, 2022, we mutually agreed to resign as the independent Auditor. We have read CWS Investment, Inc.’s statements included under Item 4 of its Form 1-U, dated December 22, 2022, and we agree with such statements.

Sincerely,

/s/ Philip Debaugh

Philip Debaugh, CPA

Tesseract Advisory Group, LLC

cc: Chris Seveney

CWS Investments Inc.

5242 Port Royal Rd #1785

North Springfield, VA 22151